Exhibit 99.1

Investors Title Company Announces Second Quarter 2012 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--August 7, 2012--Investors Title Company (NASDAQ: ITIC), announced its results for the second quarter ended June 30, 2012. Net income increased 110.0% to $3,349,488, or $1.57 per diluted share, compared with $1,594,805, or $0.74 per diluted share, for the prior year quarter.

Revenues increased 10.0% to $26,080,325 versus the prior year quarter, primarily due to an 8.3% increase in net premiums written. The premium growth reflects widespread volume increases across multiple markets, as overall mortgage activity increased substantially. New industry-wide premium charges for North Carolina that went into effect earlier this year also contributed to the increase in premiums. Premiums in the second quarter related to refinancing transactions declined slightly compared with the first quarter, but were up compared with the prior year quarter.

Operating expenses decreased 1.0% to $21,460,624 versus the prior year quarter, primarily due to decreases in the provision for claims and commissions to agents. The claims provision rate was lower compared with the prior year due to an adjustment for favorable loss development in prior policy years. Commissions to agents decreased 4.8%, as agency premiums declined and the business mix shifted to states with lower average commission rates. These favorable trends helped to offset increased spending on technology and system development.

For the six months ended June 30, 2012, net income increased 82.9% to $4,781,627, or $2.24 per diluted share, compared with $2,614,012, or $1.19 per diluted share, for the prior year period. Revenues increased 10.9% to $48,494,599 as a result of factors noted above, while operating expenses increased 3.9% versus the prior year period.

Chairman J. Allen Fine added, “We are pleased to report a strong quarter, as we benefitted from continued strength in refinance activity, further expansion of our agent base, and favorable claims experience. Our focus remains on enhancing our competitive strengths and capitalizing on opportunities to profitably expand our market presence.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding future agency expansion or increasing operational efficiency. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2012 and 2011
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Revenues:
Net premiums written	$23,241,570	$21,451,022	$42,908,990	$39,316,610
Investment income - interest and dividends	1,009,918	878,818	1,987,179	1,778,190
Net realized gain on investments	65,148	147,075	258,029	120,915
Other	1,763,689	1,242,298	3,340,401	2,525,518
Total Revenues	26,080,325	23,719,213	48,494,599	43,741,233

Operating Expenses:
Commissions to agents	12,650,817	13,293,828	23,842,944	24,173,414
Provision for claims	361,107	1,229,961	1,992,466	1,951,587
Salaries, employee benefits and payroll taxes	5,489,107	4,639,675	10,479,739	9,331,671
Office occupancy and operations	1,037,835	952,460	1,964,873	1,916,387
Business development	404,718	372,239	798,165	759,786
Filing fees, franchise and local taxes	181,330	118,146	533,252	332,259
Premium and retaliatory taxes	474,486	502,984	889,280	908,457
Professional and contract labor fees	706,690	411,557	1,107,227	720,081
Other	154,534	159,558	321,813	262,579
Total Operating Expenses	21,460,624	21,680,408	41,929,759	40,356,221

Income Before Income Taxes	4,619,701	2,038,805	6,564,840	3,385,012

Provision For Income Taxes	1,247,000	444,000	1,760,000	771,000

Net Income	3,372,701	1,594,805	4,804,840	2,614,012

Less: Net Income Attributable to Redeemable Noncontrolling Interests	(23,213)	-	(23,213)	-

Net Income Attributable to the Company	$3,349,488	$1,594,805	$4,781,627	$2,614,012

Basic Earnings Per Common Share	$1.60	$0.75	$2.28	$1.20

Weighted Average Shares Outstanding - Basic	2,098,666	2,134,164	2,099,751	2,184,323

Diluted Earnings Per Common Share	$1.57	$0.74	$2.24	$1.19

Weighted Average Shares Outstanding - Diluted	2,132,732	2,155,116	2,131,164	2,201,398

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2012 and December 31, 2011
(Unaudited)

	June 30, 2012	December 31, 2011
Assets:
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$88,611,642	$85,407,365
Equity securities, available-for-sale, at fair value	25,961,611	22,549,975
Short-term investments	8,420,944	14,112,262
Other investments	5,596,960	3,631,714
Total investments	128,591,157	125,701,316

Cash and cash equivalents	17,457,651	18,042,258
Premiums and fees receivable, net	8,607,352	6,810,000
Accrued interest and dividends	1,136,981	1,108,156
Prepaid expenses and other assets	4,457,909	2,743,517
Property, net	3,473,408	3,553,216
Current income taxes, net	372,426	-

Total Assets	$164,096,884	$157,958,463

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$37,547,000	$37,996,000
Accounts payable and accrued liabilities	12,799,616	12,330,383
Current income taxes payable	-	640,533
Deferred income taxes, net	1,879,537	479,363
Total liabilities	52,226,153	51,446,279

Redeemable Noncontrolling Interest	469,463	-

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000;
2,099,309 and 2,107,681 shares issued and outstanding as of June 30, 2012 and
December 31, 2011, respectively, excluding 291,676 shares for 2012 and 2011
of common stock held by the Company's subsidiary)	1	1
Retained earnings	103,053,451	99,003,018
Accumulated other comprehensive income	8,347,816	7,509,165
Total stockholders' equity	111,401,268	106,512,184

Total Liabilities and Stockholders' Equity	$164,096,884	$157,958,463

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Six Months Ended June 30, 2012 and 2011
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30				June 30
	2012	%	2011	%	2012	%	2011	%
Branch	$6,164,038	26.5	$3,977,234	18.5	$10,986,830	25.6	$7,673,514	19.5

Agency	17,077,532	73.5	17,473,788	81.5	31,922,160	74.4	31,643,096	80.5

Total	$23,241,570	100.0	$21,451,022	100.0	$42,908,990	100.0	$39,316,610	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200